Exhibit 10.4

SETTLEMENT AGREEMENT AND GENERAL AND MUTUAL RELEASE

This Settlement Agreement and General and Mutual Release (the “Agreement”) is on this second day of January, 2025 by and between Cyclacel Pharmaceuticals, Inc. (the “Company”) and Paul McBarron (the “Officer”), collectively known herein as the “Parties.”

WHEREAS, the Officer has served as Executive Vice President, Finance and Chief Operating Officer of the Company (the “Services”).

WHEREAS, the Officer has provided the Services commonly performed by an officer of a company in a similar position and agrees to provide transition services to the Company in the capacity as Board Member through the filing of the Company’s 2024 Annual Report on Form 10-K.

WHEREAS, there is no dispute as to the provision of the Services nor any disagreements with the Company.

WHEREAS, the Parties desire and intend that this Agreement supplement and modify all prior contracts, agreements and understandings between the Parties.

WHEREAS, the Parties desire that the Officer submits his or her resignation as Executive Vice President, Finance and Chief Operating Officer of the Company effective immediately following the initial closing as contemplated by the Stock Purchase Agreement, dated as of January 2, 2025, by and between the Company and David Lazar (the “First Closing”).

NOW, THEREFORE, the Parties, intending to be legally bound, and in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, agree as follows:

1.	Settlement Payments Due to the Officer from the Company.

Upon execution hereof, the Company shall pay to the Officer a cash settlement payment, including with respect to any and all accrued and unpaid compensation as of the date hereof as applicable to the Officer, in the amount of $330,329 (the “Cash Settlement”).

2.	Resignation and Release.

The Officer hereby resigns as an officer of the Company effective immediately following the First Closing and irrevocably and unconditionally releases, acquits and forever discharges the Company and any principals and any successors and assigns (and any officers, directors, shareholders, managers, members, employees, representatives, attorneys, consultants, and agents of such entities) (hereinafter referred to for purposes of this section as the “Clients”), from any and all claims, demands, rights, causes of action, liens, actions, suits, attorneys’ fees, costs, damages, losses, expenses and contractual obligations of whatever kind or nature, whether absolute or contingent, liquidated or unliquidated, direct or indirect, in law or in equity, fully accrued or not fully accrued, matured or unmatured, known or unknown, foreseen or unforeseen, suspected or unsuspected, relating to any matter whatsoever (collectively, “Claims”) which the Officer had, currently has, shall or may have, provided that the foregoing is not intended to and shall not have the effect of (i) terminating or limiting in any way Officer’s rights to indemnification and advancement of expenses under the Company’s Amended and Restated Certificate of Incorporation or Second Amended and Restated Bylaws or Indemnification Agreement or to continued coverage under the D&O Policy (as defined in Section 3 below), including under the Company’s tail insurance coverage; (ii) limiting the ability of Officer to enforce this Agreement; or (iii) limiting, reducing or eliminating any of the benefits which Officer is entitled to receive as a holder of equity securities in the Company, including the Shares (as defined in Section 4 below). Notwithstanding the foregoing, the release contained herein shall not release the Officer from their obligations pursuant to this Agreement.

The Company, for itself and for its successors and assigns hereby irrevocably and unconditionally releases, acquits and forever discharges the Officer, any successors and assigns (and any officers, directors, shareholders, managers, members, employees, representatives, attorneys, consultants, and agents of such entities), from any and all Claims (as defined above) which the Company had, currently has, shall or may have. Notwithstanding the foregoing, the release contained herein shall not release the Clients from their obligations pursuant to this Agreement.

3.	Consideration. In addition to the Cash Settlement, as full consideration for the release of Claims and the other promises and covenants set forth herein and as payment of all amounts owed or otherwise payable by the Company to Officer for his or her Services, the Company shall (i) continue to indemnify and advance expenses to Officer under the Company’s Amended and Restated Certificate of Incorporation and Second Amended, Indemnification Agreement and Restated Bylaws, as permitted by the Delaware General Corporation Law and (ii) continue to provide coverage to Officer under the Company’s director and officer liability insurance pursuant to the Company’s tail insurance coverage (the “D&O Policy”). The Company agrees that it will not amend its governing documents or modify the coverage of Officer under the D&O Policy in a manner that would adversely impact Officer’s rights to any benefits thereunder.

4.	Acknowledgement of Equity Ownership. The Company acknowledges and agrees that the Officer owns 1,905 shares, no restricted stock units and 15,817 stock options (collectively, the “Shares”), respectively, of the Company’s common stock, free and clear of all claims of, or encumbrances imposed by, the Company.

5.	No Admission. The Parties understand and agree that this Agreement shall not be construed as (i) an admission of liability by one party to the other, (ii) that either party has violated any federal, state or local statute, law, ordinance or regulation, or (iii) there has been any material disagreements with the Company.

6.	Binding Agreement. This Agreement supersedes all prior agreements between the Parties. This Agreement shall be binding upon the Parties hereto and their respective successors and assigns. The Parties agree and stipulate that this Agreement is enforceable in all respects and is not subject to any affirmative claim, once this Agreement is executed.

7.	Entire Agreement. This Agreement constitutes the entire and complete understanding between the Parties hereto, and no other representation, promise, or agreement shall be binding upon either of them unless it is in writing and executed by the Parties.

8.	Amendment. This Agreement may not be amended or modified in any manner except by a writing signed by each of the Parties hereto.

9.	Recitals. The Parties hereto acknowledge and agree that the recitals set forth at the beginning of this Agreement are true and correct in all respects and are incorporated herein by this reference.

10.	Governing Law; Venue. This Agreement is made and delivered in and shall be governed by and construed in accordance with, the applicable laws of the State of Delaware. Any suit involving any dispute or matter arising under this Agreement, the Parties hereby consent to personal jurisdiction in the State of Delaware.

11.	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the provision shall be modified to the extent necessary to render it enforceable and, if necessary, shall be fully severable.

12.	Authority. Each signer below warrants that he/she has actual authority to enter into this Agreement. It is understood that each party to this Agreement is relying on the other party executing his Agreement having actual authority to enter into the Agreement.

13.	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original. An executed counterpart of this Agreement faxed or scanned and emailed shall have the same force and effect as an originally executed counterpart.

14.	Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

15.	Encouragement to Consult Attorney; Time to Consider Agreement. EACH OF THE PARTIES REPRESENTS THAT THIS AGREEMENT HAS BEEN ENTERED INTO FREELY AND VOLUNTARILY; THAT IT HAS HAD THE OPPORTUNITY TO ASCERTAIN AND WEIGH ALL OF THE FACTS AND CIRCUMSTANCES LIKELY TO INFLUENCE ITS JUDGMENTS; THAT IT HAS HAD THE OPPORTUNITY TO OBTAIN LEGAL COUNSEL FROM MINTZ LEVIN, AND HAS DISCUSSED WITH MINTZ LEVIN PRIOR TO SIGNING THIS AGREEMENT, AND TO BE DULY APPRISED OF ITS LEGAL RIGHTS; AND THAT IT HAS READ AND FULLY UNDERSTANDS THE TERMS OF THE AGREEMENT.

16.	Non-Disparagement. The Parties agree that they will not publish, ratify or endorse, any statement, comment or communication that may be considered defamatory, derogatory or disparaging of the good name or business reputation of any of the other Parties. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent any of the Parties from (i) cooperating in any governmental proceeding, (ii) making truthful statements to the extent necessary with respect to any litigation or arbitration involving any agreement between the Parties or from providing truthful testimony pursuant to a legally-issued subpoena or similar legal compulsion, (iii) reporting possible violations of law to a governmental agency or entity, or requiring a party to seek authorization from, or notification to, the other party of such reports, or (iv) responding truthfully and publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement.

IN WITNESS WHEREOF, the Parties have made and entered into this Settlement Agreement and General and Mutual Release as of the date set forth above.

Cyclacel Pharmaceuticals, Inc.

/s/ Spiro Rombotis
By: Spiro Rombotis
Its: President and Chief Executive Officer

Paul McBarron

/s/ Paul McBarron
Name: Paul McBarron

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